UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                             Horsehead Holding Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    440694305
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 28, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbinger Capital Partners Holdings, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbinger Capital Partners Master Fund I, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbinger Capital Partners Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbinger Capital Partners Special Situations Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbinger Capital Partners Special Situations GP, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          HMC - New York, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Harbert Management Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (SEE INSTRUCTIONS)                                                (a) [X]
                                                                       (b) [_]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,917,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,917,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,917,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN

--------------------------------------------------------------------------------

CUSIP No.  440694305
--------------------


Item 1(a).  Name of Issuer:

                 Horsehead Holding Corp.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

                 300 Frankfort Road
                 Monaca, Pennsylvania  15061
            --------------------------------------------------------------------


Item 2(a).  Name, Principal Business Address, and Citizenship of Persons Filing:

                 Harbinger Capital Partners Master Fund I, Ltd. - Cayman Islands c/o International Fund Services (Ireland) Limited
                 Third Floor, Bishop's Square
                 Redmond's Hill
                 Dublin 2, Ireland

                 Harbinger Capital Partners Holdings, LLC - Delaware
                 Harbinger Capital Partners Special Situations Fund, L.P. -
                      Delaware
                 Harbinger Capital Partners Special Situations GP, LLC-Delaware HMC - New York, Inc. - New York
                 Philip Falcone - U.S.A.
                 555 Madison Avenue
                 16th Floor
                 New York, New York 10022
                 United States of America

                 Harbinger Capital Partners Offshore Manager, L.L.C. - Delaware HMC Investors, L.L.C. - Delaware
                 Harbert Management Corporation - Alabama
                 Raymond J. Harbert - U.S.A.
                 Michael D. Luce - U.S.A.
                 One Riverchase Parkway South
                 Birmingham, Alabama 35244
                 United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

                 Common Stock, $0.01 par value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

                 440694305
            --------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

      (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

      (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [_]    Group, in accordance with s.240.13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

                 Provide the following information regarding the aggregate
            number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 Harbinger Capital Partners Holdings, LLC - 2,917,000
                 Harbinger Capital Partners Master Fund I, Ltd. - 2,917,000 Harbinger Capital Partners Offshore Manager, L.L.C. - 2,917,000 HMC Investors, L.L.C. - 2,917,000
                 Harbinger Capital Partners Special Situations Fund, L.P. -
                      2,917,000
                 Harbinger Capital Partners Special Situations GP, LLC-2,917,000 HMC - New York, Inc. - 2,917,000
                 Harbert Management Corporation - 2,917,000
                 Philip Falcone - 2,917,000
                 Raymond J. Harbert - 2,917,000
                 Michael D. Luce - 2,917,000
            --------------------------------------------------------------------

      (b)   Percent of class:

                 Harbinger Capital Partners Holdings, LLC - 8.4%
                 Harbinger Capital Partners Master Fund I, Ltd. - 8.4%
                 Harbinger Capital Partners Offshore Manager, L.L.C. - 8.4%
                 HMC Investors, L.L.C. - 8.4%
                 Harbinger Capital Partners Special Situations Fund, L.P. - 8.4% Harbinger Capital Partners Special Situations GP, LLC - 8.4% HMC - New York, Inc. - 8.4%
                 Harbert Management Corporation - 8.4%
                 Philip Falcone - 8.4%
                 Raymond J. Harbert - 8.4%
                 Michael D. Luce - 8.4%
            --------------------------------------------------------------------

      (c)   Number of shares as to which the person has:

         (i)     Sole power to vote or to direct the vote:

                 Harbinger Capital Partners Holdings, LLC - 0
                 Harbinger Capital Partners Master Fund I, Ltd. - 0
                 Harbinger Capital Partners Offshore Manager, L.L.C. - 0
                 HMC Investors, L.L.C. - 0
                 Harbinger Capital Partners Special Situations Fund, L.P. - 0 Harbinger Capital Partners Special Situations GP, LLC - 0 HMC - New York, Inc. - 0
                 Harbert Management Corporation - 0
                 Philip Falcone - 0
                 Raymond J. Harbert - 0
                 Michael D. Luce - 0

         (ii)    Shared power to vote or to direct the vote:

                 Harbinger Capital Partners Holdings, LLC - 2,917,000
                 Harbinger Capital Partners Master Fund I, Ltd. - 2,917,000 Harbinger Capital Partners Offshore Manager, L.L.C. - 2,917,000 HMC Investors, L.L.C. - 2,917,000
                 Harbinger Capital Partners Special Situations Fund, L.P. -
                      2,917,000
                 Harbinger Capital Partners Special Situations GP, LLC-2,917,000 HMC - New York, Inc. - 2,917,000
                 Harbert Management Corporation - 2,917,000
                 Philip Falcone - 2,917,000
                 Raymond J. Harbert - 2,917,000
                 Michael D. Luce - 2,917,000

         (iii)   Sole power to dispose or to direct the disposition of:

                 Harbinger Capital Partners Holdings, LLC - 0
                 Harbinger Capital Partners Master Fund I, Ltd. - 0
                 Harbinger Capital Partners Offshore Manager, L.L.C. - 0
                 HMC Investors, L.L.C. - 0
                 Harbinger Capital Partners Special Situations Fund, L.P. - 0 Harbinger Capital Partners Special Situations GP, LLC - 0 HMC - New York, Inc. - 0
                 Harbert Management Corporation - 0
                 Philip Falcone - 0
                 Raymond J. Harbert - 0
                 Michael D. Luce - 0

         (iv)    Shared power to dispose or to direct the disposition of:

                 Harbinger Capital Partners Holdings, LLC - 2,917,000
                 Harbinger Capital Partners Master Fund I, Ltd. - 2,917,000 Harbinger Capital Partners Offshore Manager, L.L.C. - 2,917,000 HMC Investors, L.L.C. - 2,917,000
                 Harbinger Capital Partners Special Situations Fund, L.P. -
                      2,917,000
                 Harbinger Capital Partners Special Situations GP, LLC-2,917,000 HMC - New York, Inc. - 2,917,000
                 Harbert Management Corporation - 2,917,000
                 Philip Falcone - 2,917,000
                 Raymond J. Harbert - 2,917,000
                 Michael D. Luce - 2,917,000
            --------------------------------------------------------------------


Item 5.     Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                 N/A
            --------------------------------------------------------------------


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                 N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If a group has filed this schedule pursuant to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 N/A
            --------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

                 Notice of dissolution of a group may be furnished as an
            exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 N/A
            --------------------------------------------------------------------


Item 10.    Certification.

      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Harbinger Capital Partners Holdings, LLC
By: Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
----------------------------

Harbinger Capital Partners Master Fund I, Ltd.*
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
------------------------

Harbinger Capital Partners Special Situations Fund, L.P.*
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

HMC - New York, Inc.*

By: /s/ William R. Lucas, Jr.
------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
------------------------

/s/ Philip Falcone
---------------------
Philip Falcone*

/s/ Raymond J. Harbert
---------------------
Raymond J. Harbert*

/s/ Michael D. Luce
---------------------
Michael D. Luce*

March 10, 2008

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT


The undersigned agree that this Schedule 13G, dated March 10, 2008 relating to the Common Stock, $0.01 par value of Horsehead Holding Corp. shall be filed on behalf of the undersigned.


Harbinger Capital Partners Holdings, LLC
By: Harbinger Capital Partners Special Situations Fund, L.P.
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
-----------------------------

Harbinger Capital Partners Master Fund I, Ltd.*
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
-------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
-------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
-------------------------

Harbinger Capital Partners Special Situations Fund, L.P.*
By: Harbinger Capital Partners Special Situations GP, LLC
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

Harbinger Capital Partners Special Situations GP, LLC*
By: HMC - New York, Inc., Managing Member

By: /s/ William R. Lucas, Jr.
------------------------

HMC - New York, Inc.*

By: /s/ William R. Lucas, Jr.
------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
------------------------

/s/ Philip Falcone
---------------------
Philip Falcone*

/s/ Raymond J. Harbert
---------------------
Raymond J. Harbert*

/s/ Michael D. Luce
---------------------
Michael D. Luce*

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.





SK 03773 0003 863160